Exhibit 5.1

                                Erin Kirkpatrick
                         444 West "C" Street, Suite 120
                           San Diego, California 92101
                             Telephone 619-405-0711
                             Facsimile 619-236-8182

March 21, 2003

Board of Directors
Southwest Charters, Inc.
3862 Riviera Drive
Suite 401
San Diego, Ca 92109

Re: Southwest Charters, Inc.
Registration Statement on Form SB-2

Dear Mssrs:


I have been retained by Southwest Charters, Inc. ("SOUTHWEST") in connection with the Registration Statement (the "Registration Statement") on Form SB-2, to be filed by SOUTHWEST with the Securities and Exchange Commission relating to the offering of 6,220,000 shares of common stock of SOUTHWEST. You have requested that I render my opinion as to whether or not the securities set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.


In connection with the request, we have examined the following:

1. Articles of Incorporation of SOUTHWEST;

2. Bylaws of SOUTHWEST;

3. The Registration Statement; and

4. Unanimous consent resolutions of Southwest's Board of Directors.


I have examined such other corporate records and documents and have made such other examinations as we have deemed relevant. Based on the above examination, I am of the opinion that the securities of SOUTHWEST to be registered pursuant to the Registration Statement are validly authorized, validly issued, and fully paid, and non-assessable under the corporate laws of the State of California.



I consent to the reference to this firm and this opinion being used in the Registration Statement as an exhibit as having rendered the foregoing opinion and as having represented SOUTHWEST in connection with the Registration Statement.


Sincerely,

/s/Erin Kirkpatrick
Erin Kirkpatrick